Exhibit 2.2

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	The name of the limited liability company is REITless Impact Income Strategies LLC.

2.	The Certificate of Formation of the limited liability company was filed on March 6, 2018.

3.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the limited liability company is Modiv Divisibles, LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 22nd day of December, 2020.

By:	/s/ RAYMOND J. PACINI
Name:	Raymond J. Pacini
Title:	Authorized Person